UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

Cara Therapeutics, Inc.

(Name of Issuer)

Common Stock, $0.001 par value per share

(Title of Class of Securities)

140755109

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

13G

CUSIP No. 140755109

1. Names of Reporting Persons. Esperante BV
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☐
3. SEC Use Only
4. Citizenship or Place of Organization The Netherlands
Number of Shares Beneficially Owned by Each Reporting Person With:	5. Sole Voting Power 1,547,149
6. Shared Voting Power
7. Sole Dispositive Power 1,547,149
8. Shared Dispositive Power
9. Aggregate Amount Beneficially Owned by Each Reporting Person 1,547,149
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row (9) 6.8%
12. Type of Reporting Person CO

13G

ITEM 1.

(a) Name of Issuer: Cara Therapeutics, Inc.

(b) Address of Issuer’s Principal Executive Offices: 1 Parrott Drive, Shelton CT 06484

ITEM 2.

(a) Name of Person Filing: Esperante BV

(b) Address of Principal Business Office, or if None, Residence: Esperante BV, Siriusdreef 22, 2132 WT Hoofddorp, The Netherlands

(c) Citizenship: The Netherlands

(d) Title of Class of Securities: Common Stock, $0.001 par value per share

(e) CUSIP Number: 140755109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 1,547,149

(b) Percent of class: 6.8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote 1,547,149

(ii) Shared power to vote or to direct the vote 0

(iii) Sole power to dispose or to direct the disposition of 1,547,149

(iv) Shared power to dispose or to direct the disposition of 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP. N/A

ITEM 10. CERTIFICATIONS. N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 2015
(Date)

Esperante BV

By:	/s/ Dean Slagel
(Signature)

Dean Slagel/Managing Director
(Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.